UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2018

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Griffin House, 161 Hammersmith Rd, London, United Kingdom
W6 8BS
(Address of Principal Executive Office)

+44.208.483.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers
2018 Performance Award. Pursuant to the Liberty Global, Inc. 2014 Incentive Plan, as amended (the “Incentive Plan”), on February 21, 2018, the Compensation Committee (the “Committee”) of Liberty Global plc’s Board of Directors approved performance goals for the fiscal year ending December 31, 2018, for annual performance awards to its executive officers (the “2018 Performance Awards”). In the following text, the terms “we”, “our”, “our company” and “us” refers to Liberty Global plc.
The target 2018 Performance Award will be split among the following performance metrics for the fiscal year ending December 31, 2018: the achievement of budgeted growth in revenue and operating cash flow, the achievement of a target average customer relationship net promoter score (“rNPS”) and the achievement of respective department goals and objectives. Based on the achievement of these performance metrics, a payout of up to 150% of the target bonus amount is available for over-performance against budget/target, except the maximum payout for the department metric will be limited to 100% of its weighted portion. Individual performance against personal performance objectives approved by the Committee could increase the maximum 2018 Performance Award to up to 210% of the target bonus amount.

Our Chief Executive Officer (“CEO”) and the four executive officers of our company who we currently anticipate will be among our five most highly compensated executive officers for fiscal 2018 (the “2018 NEOs”) will participate in the 2018 Performance Awards. The personal performance objectives for the 2018 NEOs consist of qualitative measures, which include individual strategic, financial, transactional, organizational and/or operational goals for each officer. The target 2018 Performance Award is $10.0 million for our CEO, Michael T. Fries, and $2.5 million for each of the other 2018 NEOs.
Shareholding Incentive Program. In connection with our annual Performance Award programs, our company would like to encourage increased share ownership among senior management in our various countries, aligning incentives among employees and shareholders. As a result, the Committee implemented a shareholding incentive program that allows senior management to elect to receive up to 100% of their Performance Awards in ordinary shares of Liberty Global in lieu of cash. An employee who elects to receive shares must hold the shares for a twelve month period. The number of shares earned will be based on the closing prices of our Liberty Global Class A and Liberty Global Class C shares on the date the Performance Award is paid and will be delivered on a 1:2 ratio between our Liberty Global Class A and Liberty Global Class C shares. To mitigate the associated illiquidity, upon the end of the holding period, the employee would receive an illiquidity premium of 12.5% of the gross number of shares earned in the Performance Award. The option to receive and hold shares will commence with the 2018 Performance Awards.
2017 Performance Award. Also at its meeting on February 21, 2018, the Committee determined whether the minimum performance goals for the fiscal year ending December 31, 2017 for the annual performance awards granted in February 2017 (the “2017 Performance Awards”) as well as individual performance goals for our five most highly compensated executive officers for fiscal 2017, including our CEO, were achieved. In making this determination, the Committee also elected to pay these executive officers and certain other officers and key employees 50% of the 2017 Performance Awards in ordinary shares of Liberty Global. The number of shares to be granted will be based on the closing prices of our Class A and Class C ordinary shares on March 15, 2018 and delivered on a 1:2 ratio between Class A and Class C ordinary shares. All other terms of the 2017 Performance Awards as previously disclosed remained unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ MICHELLE L. KEIST
Michelle L. Keist
Vice President

Date: February 27, 2018

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